Exhibit 10.1

Execution Copy

Credit and Security Agreement

among

Sachem Capital Corp.,

the Lenders party hereto

and

Needham Bank, as Administrative Agent

dated: March 2, 2023

TABLE OF CONTENTS

Section 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Accounting Terms	13
Section 2 REVOLVING LINE OF CREDIT FACILITY		13
2.1	Revolving Loans	13
2.2	Advances	13
2.3	Interest Charges	13
2.4	Borrowing Procedures	13
2.5	Excess Advances	13
2.6	Optional Loan Prepayments; Termination	14
2.7	Application of Amounts Paid	14
2.8	Intentionally Omitted	14
2.9	Security Interest	14
2.10	Records and Statement of Account	15
2.11	Additional Payments	15
2.12	Fees	15
2.13	Net Payments; Taxes	15
2.14	Maximum Interest Charges	16
2.15	Increased Costs	16
2.16	Increase in Commitments	17
Section 2A FUNDING PROVISIONS AMONG THE LENDERS		17
2 A.1	Funding of the Revolving Loans	17
2 A.2	Evidence of Obligations	17
2 A.3	General	18
2 A.4	Settlement of Revolving Loans	18
2 A.5	Settlement for Interest Payments and Fees	18
2 A.6	Sharing of Payments by Lenders During Continuing Event of Default	19
2 A.7	Funding by Lenders; Payments by the Borrower; Presumptions by Administrative Agent	19
2 A.8	Failure to Satisfy Conditions Precedent	20
2 A.9	Obligations of Lenders Several	20
2 A.10	Insufficient Funds	20
2 A.11	Sharing of Payments by Lenders	20
2 A.12	Defaulting Lenders	20
2 A.13	Cure by Defaulting Lender	21
Section 3 REPRESENTATION AND WARRANTIES		21
3.1	Organization, Standing	21
3.2	Corporate Authority, Validity	21
3.3	Litigation	22
3.4	ERISA	22
3.5	Financial Statements	22
3.6	Not in Default, Judgments, Etc	23
3.7	Taxes	23
3.8	Permits and Licenses	23
3.9	Compliance with Laws; No Approvals	23
3.10	Solvency	23
3.11	No Burdensome Agreements	24
3.12	Title to Properties/Mortgage Loans	24
3.13	Public Utility Holding Company, Investment Company	24
3.14	Margin Stock	24

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3.15	Use of Proceeds	24
3.16	Business Locations	24
3.17	Subsidiaries	24
3.18	Books and Records	24
3.19	Intellectual Property	24
3.20	Insurance	25
3.21	Patriot Act	25
3.22	Disclosure Generally	25
3.23	Labor Matters	25
3.24	Acknowledgment	26
Section 4 CONDITIONS PRECEDENT		26
4.1	Closing	26
4.2	Conditions to Revolving Loans	27
Section 5 AFFIRMATIVE COVENANTS		27
5.1	Financial Statements and Reports	27
5.2	Loan Payments	28
5.3	Lenders’ Liens	28
5.4	Deposit Account / Mortgage Loan Accounts	28
5.5	Insurance	29
5.6	Intentionally Omitted	29
5.7	Material Changes	29
5.8	Other Information	29
5.9	Corporate Existence; REIT Qualification	29
5.10	ERISA	29
5.11	Compliance with Laws	30
5.12	Intentionally Omitted	30
5.13	Payment of Debt; Payment of Taxes	30
5.14	Notice of Events	30
5.15	Inspection Rights	31
5.16	Generally Accepted Accounting Principles	31
5.17	Compliance with Material Contracts	31
5.18	Further Assurances	31
5.19	Intentionally Omitted	31
5.20	Obligor Credit Files	31
5.21	Taxes	32
5.22	Indemnification	32
Section 6 NEGATIVE COVENANTS		32
6.1	Merger, Consolidation	32
6.2	Liens	32
6.3	Borrowing/Guaranties	32
6.4	Margin Stock	32
6.5	Subsidiaries	32
6.6	Transfer of Assets; Nature of Business	33
6.7	Accounting Change	33
6.8	Transactions with Affiliates	33
6.9	Dividends and Redemptions	33
6.10	Loans	33
6.11	Change in Business	33
6.12	No Change in Name, Offices; Removal of Collateral	33
6.13	No Sale-Leaseback	33
6.14	Intentionally Omitted	33

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6.15	Change of Fiscal Year or Accounting Methods	34
6.16	Anti-Terrorism Laws	34
Section 7 FINANCIAL COVENANT(S)		34
7.1	Debt Service Coverage Ratio	34
7.2	Minimum Liquidity	34
7.3	Asset Coverage	34
Section 8 DEFAULT		34
8.1	Payments	34
8.2	Covenants	34
8.3	Representations, Warranties	35
8.4	Bankruptcy	35
8.5	Loss, Theft or Damage	35
8.6	Cross-Default	35
8.7	Judgments	35
8.8	Attachments	35
8.9	Change in Control	35
8.10	Security Interests	35
8.11	Criminal Acts	35
8.12	Injunction	35
8.13	ERISA	36
8.14	Material Adverse Effect	36
Section 9 REMEDIES		36
9.1	Termination of Commitments	36
9.2	Acceleration	36
9.3	Suit for Collection	36
9.4	Other Remedies	36
9.5	Enforcement of Security Interests	36
9.6	Notification of Obligors	36
9.7	Appointment of Receiver	36
9.8	Application of Cash	36
9.9	Other Rights and Remedies	37
Section 10 AGREEMENTS AMONG LENDERS		37
10.1	Appointment of Agent	37
10.2	Rights as a Lender	37
10.3	Administrative Agent as Manager	37
10.4	Event of Default and Remedies	38
10.5	Exculpatory Provisions	38
10.6	Reliance by Administrative Agent	38
10.7	Delegation of Duties	39
10.8	Resignation/Removal of Administrative Agent	39
10.9	Non-Reliance on Administrative Agent and Other Lenders	40
10.10	Administrative Agent May File Proofs of Claim	40
10.11	Reimbursement by Lenders	40
Section 11 AMENDMENTS		41
11.1	Effectiveness of Amendments	41
11.2	Administrative Agent	41
11.3	Defaulting Lender Rights	41
Section 12 ASSIGNMENTS AND PARTICIPATIONS		42
12.1	Successors and Assigns Generally	42
12.2	Assignments by Lenders	42
12.3	Assignment and Assumption	42

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12.4	No Assignment to Certain Persons	42
12.5	Certain Additional Payments	43
12.6	Rights of Assignee	43
12.7	Register	43
12.8	Participations	43
12.9	Certain Pledges	44
12.10	Replacement of Lenders	44
Section 13 CONFIDENTIALITY		44
13.1	Treatment of Certain Information; Confidentiality	45
13.2	Definition	45
Section 14 MISCELLANEOUS		45
14.1	Continuing Obligation to Cooperate	45
14.2	Amendments	45
14.3	Enforceability	45
14.4	Venue	45
14.5	No Waiver, Remedies Cumulative	46
14.6	Survival of Representations	46
14.7	Indemnity	46
14.8	Tax Obligations	46
14.9	Reinstatement	47
14.10	Notices	47
14.11	Governing Law	47
14.12	Intentionally Omitted	47
14.13	Counterparts	47
14.14	Exhibits	47
14.15	Captions	47
14.16	Powers	47
14.17	Approvals	47
14.18	No Punitive Damages	47
14.19	Waiver of Jury Trial	47
14.20	The Borrower’s Officers and Agents	48
14.21	Fiduciary and Representative Capacities	48
14.22	Waiver of Certain Defenses	48
14.23	No Fiduciary Relationship	48
14.24	Lenders’ Rights	48
14.25	Terms Generally	48
14.26	Entire Agreement	49

-iv-

CREDIT and security AGREEMENT

This Credit and Security Agreement, dated as of March 2, 2023 (this “Agreement”), is entered into by and among Sachem Capital Corp., a New York corporation (the “Borrower”), each lender from time to time a party hereto (collectively, the “Lenders” and individually a “Lender”) and Needham Bank, a Massachusetts co-operative bank (“Needham”), in its capacity as administrative agent (the “Administrative Agent”).

RECITALS

The Administrative Agent and the Lenders are making available to the Borrower a revolving line of credit to support the Borrower’s mortgage finance activities and other working capital needs (the “Revolving Line of Credit”).

AGREEMENT

In consideration of the foregoing recitals, of the undertakings of the Borrower and the Lenders herein and for other good and valuable consideration and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1

DEFINITIONS

1.1               Definitions. The following terms shall have the meanings ascribed to them in this Section 1. Terms not defined in Section 1, or otherwise in this Agreement, shall have the meanings ascribed to them, if any, in the UCC.

“Adjusted EBITDA” means, for any period, without duplication, an amount equal to the Borrower’s consolidated net income (or net loss) attributable to common shareholders for such period, plus, without duplication, the following amounts for such period to the extent deducted in determining the Borrower’s consolidated net income (or net loss) attributable to common shareholders for such period: (a) interest expense; (b) tax expense; (c) depreciation and amortization; (d) non-cash compensation expense, or other non-cash expenses or charges in each case arising from the granting of stock options, stock appreciation rights, royalties or similar arrangements; (e) unrealized losses on the Borrower’s portfolio of investment securities; and (f) solely for the Fiscal Year ending December 31, 2023, non-cash charges and losses required to be deducted from the Borrower’s consolidated net income as a result of the Borrower’s adoption of and compliance with the accounting standard known generally as the “current expected credit losses methodology”; minus, to the extent included in the determination of the Borrower’s net income (or loss) attributable to common shareholders, unrealized gains on the Borrower’s portfolio of investment securities, in each case, as determined in accordance with GAAP.

“Administrative Agent” means Needham, in its capacity as administrative agent under any of the Loan Documents, and any successor administrative agent.

“Affiliate” means, with respect to any Person, any other Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; or (b) who is an executive officer or director of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Credit and Security Agreement and all exhibits and schedules attached hereto.

“Asset Coverage” shall have the definition given such term in the Indenture; provided that if the Indenture is amended after the Closing Date such that the definition of Asset Coverage set forth therein, any of the components thereof or any covenant determined by reference to Asset Coverage set forth therein is amended, the term Asset Coverage as used herein and Section 7.3 hereof shall be deemed to be automatically and correspondingly amended without further action of the Borrower, the Administrative Agent or the Lender; provided, further, that if (a) the Indenture is amended after the Closing Date to remove the definition of Asset Coverage set forth therein or any covenant determined by reference to Asset Coverage set forth therein, such amendment shall not be deemed to remove or amend the term Asset Coverage as used herein or Section 7.3 hereof, or (b) the Borrower’s compliance with any covenant determined by reference to Asset Coverage set forth in the Indenture is waived by the holders of the Debt issued pursuant to the Indenture, such waiver shall not be deemed to waive the Borrower’s compliance with Section 7.3 hereof.

“Assigned Loans” means Eligible Mortgage Loans as to which the Borrower has delivered Collateral Assignment Documents to the Administrative Agent, along with the original of the related Mortgage Notes and copies of the related Mortgage Loan Documents.

“Bank Hedging Contract” means each Hedging Contract entered into between the Borrower and the Administrative Agent, a Lender or an affiliate thereof with respect to all or any portion of the Obligations.

“Bank Product Obligations” means each obligation and liability of the Borrower, absolute or contingent, due or to become due, now existing or hereafter arising or contracted, under each agreement to which the Borrower and a Lender and/or an affiliate of a Lender are parties, relating to any of the following products, services or facilities extended by a Lender or an affiliate of a Lender to the Borrower: (a) cash management services; (b) commercial credit card and merchant card services; and (c) other banking products and services as may be requested by the Borrower from time to time from a Lender or an affiliate of a Lender.

“Borrowing Base” means fifty percent (50.0%) of the outstanding principal balance of the Eligible Mortgage Loans.

“Borrowing Base Certificate” means a certificate in substantially the form attached hereto as Exhibit A, which shall be signed by the Borrower’s chief executive officer, chief operating officer, chief financial officer or treasurer or, as agreed upon with the Administrative Agent, such other duly authorized individual.

“Borrowing Request” means a request by the Borrower submitted to the Administrative Agent for a Revolving Loan in accordance with Section 2.4.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Massachusetts are authorized or required to close.

“Change in Control” means that the Borrower is no longer subject to the reporting requirements of, or no longer has a class of equity securities registered under, the Securities Exchange Act of 1934.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Agenda” means the closing agenda attached hereto as Exhibit B.

“Closing Date” means the first date on which the conditions precedent set forth in Section 4.1 hereof have been met.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

“Collateral” means all personal property of the Borrower of every kind and description, tangible or intangible, whether now or hereafter existing, whether now owned or hereafter acquired, and wherever located, other than the Excluded Collateral but including, and not limited to the following: all Mortgage Loans (whether or not the same constitute Eligible Mortgage Loans) and Mortgage Loan Documents, including all rights to payment thereunder and all rights and remedies thereunder; all accounts and all other rights to the payment of money (including without limitation, pursuant to contracts, agreements or other arrangements, tax refunds and insurance proceeds); chattel paper (both tangible and electronic); commercial tort claims; contract rights; deposit accounts; documents; any intellectual property, patents, and trademarks; equipment (including without limitation computer hardware and software embedded therein); financial assets (including money of any jurisdiction); furniture; general intangibles (including, without limitation, payment intangibles and software); goods; instruments; inventory; investment property; letter-of-credit rights; machinery; software; supporting obligations; and, to the extent not included in the foregoing, all other personal property of the Borrower of any kind or description; together with (a) all attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described above, (b) with respect to equipment and software, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any model conversions, (c) all proceeds and products of any of the property described above; and (d) all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, and all of the Borrower’s right, title, and interest in and to all software required to utilize, create, maintain and process any such records or data on electronic media. In interpreting the words used in this definition, reference shall be made to the UCC.

“Collateral Assignment” means a Collateral Assignment of Mortgage Loan Documents, in substantially the form attached hereto as Exhibit C.

“Collateral Assignment Documents” means, with respect to each Assigned Loan, a Collateral Assignment, together with a mortgage loan inventory listing the Mortgage Loan Documents applicable to such Eligible Mortgage Loan, an allonge to the related Mortgage Note and an assignment of recorded loan documents, in each case, in substantially the forms attached as Annexes A, B, and C to a Collateral Assignment.

“Commitment” means, as to each Lender, its obligation to make Revolving Loans hereunder. Each Lender’s initial Commitment shall be in the aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Exhibit D attached hereto or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Continuing Event of Default” means an Event of Default that has occurred and has not been either (a) cured within any notice and grace period applicable thereto hereunder, or (b) waived by the Lenders in writing.

“Covenant Compliance Certificate” means a certificate in substantially the form attached hereto as Exhibit E, or such other form as the Administrative Agent shall reasonably request from time to time, which shall be signed by the Borrower’s chief executive officer, chief operating officer or chief financial officer.

“Debt” means, with respect to the Borrower, each of the following: (a) all indebtedness for borrowed money; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) any lease of, or other arrangement conveying the right to use, any property by the Borrower as lessee that has been or should be accounted for as a capital lease on a balance sheet of the Borrower prepared in accordance with GAAP; (d) any sale-leaseback transaction; and (e) net obligations of the Borrower pursuant to any Hedging Contract (which shall be deemed to be the Hedging Termination Value thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Service” means, for any period, the sum of required principal payments, plus cash interest expense, as determined in accordance with GAAP.

“Default Rate” means five percent (5.0%) per annum, plus the interest rate otherwise applicable hereunder.

“Defaulting Lender” means any Lender that: (a) has failed to (i) fund all or any portion of its Share of a Revolving Loan within one Business Day of the date such Revolving Loan was funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due; (b) has notified both the Borrower and the Administrative Agent, in writing, that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within one (1) Business Day after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Deposit Account” means a deposit account owned by the Borrower and maintained with the Administrative Agent.

“Distributions” means any one or more of the following: (a) dividends or distributions made by the Borrower in cash or property with respect to its capital stock; and (b) redemptions, repurchases or other acquisitions by the Borrower of any of its capital stock.

“Eligible Mortgage Loan” means, a Mortgage Loan that satisfies all of the following requirements:

(a)                the Administrative Agent has a first priority perfected lien on such Mortgage Loan and the related Mortgage Loan Documents;

(b)                the Borrower is the lender under such Mortgage Loan and such Mortgage Loan was originated by the Borrower in the ordinary course of business;

(c)                the related Obligor is not subject to any proceeding under any Debtor Relief Law;

(d)                no more than thirty-six (36) months have passed since the date such Mortgage Loan was originated;

(e)                such Mortgage Loan has not matured, been paid off or been accelerated;

(f)                 if the original principal balance of such Mortgage Loan is $350,000 or less, the Borrower has provided an independent valuation of the related Mortgage Property, such as a broker price opinion, an automated valuation model estimate or comparative market analysis;

(g)                if the original principal balance of such Mortgage Loan exceeds $350,000, the Borrower has provided an appraisal and completed environmental due diligence in accordance with the Borrower’s internal environmental policy with respect to the related Mortgaged Property that are reasonably satisfactory to the Administrative Agent, with the Borrower being liable for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agreement in reviewing any such environmental due diligence; provided that the Administrative Agent’s approval of any appraisal shall not be withheld solely because such appraisal was conducted in connection with the origination of such Mortgage Loan;

(h)                the Borrower has provided a title insurance policy reasonably satisfactory to the Administrative Agent that reflects a first priority lien on the related Mortgaged Property, free and clear of all encumbrances other than customary and usual exceptions specifically listed on a schedule to such policy, none of which shall render title to the Mortgaged Property unmarketable;

(i)                 (i) except as provided in subclause (h)(ii), the related Obligor is not in default under such Mortgage Loan or the related Mortgage Loan Documents, and (ii) no payment due on such Mortgage Loan is more than ninety (90) days past due;

(j)                 the related Mortgaged Property is (i) located in the continental United States, and (ii) classified as residential (non-owner occupied), mixed-use, industrial, commercial, retail and office real property, and (iii) any other property reasonably acceptable to the Administrative Agent; and

(k)                All taxes (including real property taxes) and assessments on the related Mortgaged Property and all premiums due with respect to hazard insurance policies required under the related Mortgage Loan Documents are current.

“Environmental Control Statutes” means each and every applicable federal, state, county or municipal environmental statute, ordinance, rule, regulation, order, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, directives or requirements, of any Governmental Authority, including without limitation Laws in any way related to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Borrower within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with the Borrower within the meaning of Section 414(c) of the Code.

“ERISA Event” means, with respect to a Pension Plan, the occurrence of any one or more of the following events or circumstances: (a) a Reportable Event; (b) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under ERISA Section §4041(c); (c) the institution of proceedings to terminate a Pension Plan under ERISA Section 4042; and (d) the appointment of a trustee to administer any Pension Plan under ERISA Section 4042.

“Event of Default” has the meaning set forth in Section 8 herein.

“Excluded Collateral” means (a) any Mortgage Loans, and the Mortgage Loan Documents related thereto, sold by the Borrower under the Repurchase Agreement, provided that when a Mortgage Loan is repurchased by the Borrower under the Repurchase Agreement, such Mortgage Loan and its related Mortgage Loan Documents shall constitute Collateral (unless such Mortgage Loan is being satisfied in full in connection with such repurchase), (b) investment securities pledged to secure any margin credit facility entered into by the Borrower from time to time, and (c) any real property and improvements thereto owned or leased by the Borrower other than real property and improvements thereto acquired by the Borrower in connection with a foreclosure on a Mortgaged Property.

“Excluded Hedging Obligation” means, with respect to any guarantor of the Obligations, any Hedging Obligation under any Bank Hedging Contract if and to the extent that all or a portion of the guaranty of such guarantor of, or the grant by such guarantor of a security interest to secure, such Hedging Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keep well, support or other agreement” for the benefit of such guarantor and any and all guarantees of such guarantor’s Hedging Obligations) at the time the guaranty of such guarantor, or a grant by such guarantor of a security interest, becomes effective with respect to such Hedging Obligation. If a Hedging Obligation under a Bank Hedging Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Expiration Date” means, initially, March 2, 2026, provided that the initial Expiration Date may be extended at the Borrower’s request to March 2, 2027 if (a) the Administrative Agent and the Lenders consent to such extension, such consent not to be unreasonably withheld, and (b) as of March 2, 2026, no Event of Default shall exist, and no event or condition that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

“Facility Unused Fee” means a per diem fee equal to 0.25% per annum times the average daily amount by which the Maximum Revolving Loan Commitment exceeds the principal balance outstanding under the Revolving Line of Credit.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Boston on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated on or about the Closing Date between Administrative Agent and the Borrower.

“Fiscal Quarter” means a fiscal quarter of the Borrower, which shall be any quarterly period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means the Borrower’s fiscal year, which shall end on the last day of December.

“Floor” means four and one-half percent (4.50%).

“GAAP” means generally accepted accounting principles consistently applied as in effect from time to time in the United States.

“Governmental Authority” means the federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom or created pursuant to any Laws, including without limitation, Environmental Control Statutes.

“Hazardous Substances” shall mean without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 15 U.S.C., Section 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 33 U.S.C. Section1251 et seq.; the federal underground storage tank Law, Subtitle I of the Resource Conservation and Recovery Act, as amended, P.L. 98-616, 42 U.S.C. Section 6901 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other federal, state, county or municipal environmental statute, ordinance, rule or regulation.

“Hedging Contract” means any and all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, basis swaps, credit derivative transactions, forward rate transactions or any other agreements or arrangements entered into by the Borrower that is and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower under any Hedging Contract.

“Hedging Termination Value” means, in respect of any Hedging Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contract: (a) for any date on or after the date such Hedging Contract have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contract (which may include a Lender or any affiliate of a Lender).

“Indenture” means the Indenture dated as of June 21, 2019 between the Borrower and US Bank National Association, governing the Borrower’s issuance of unsecured and unsubordinated notes, as supplemented and/or amended from time to time in accordance with the terms thereof.

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, inventions, processes, designs and applications for Intellectual Property, work of authorship or mask work protected under applicable Law.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) the purchase or other acquisition of capital stock or other securities of another Person; (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees indebtedness of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Joinder Agreement” means an agreement in form and substance satisfactory to the Administrative Agent and its counsel pursuant to which a new lender becomes a party to this Agreement and a Lender hereunder in the form of Exhibit G hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws, treaties, rules, guidelines, regulations, orders, rules, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law, including, without limitation, those covering or related to banking, financial transactions, securities, public utilities, environmental control, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wages and hours, employee benefits, and price and wage control matters, and “Law” means any one of the foregoing.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction of any obligation to any Person, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement, any lease and the filing of or the agreement to give any financing statement under the UCC of any jurisdiction or similar evidence of any encumbrance, whether within or outside the United States of America.

“Loan Documents” means this Agreement, the Fee Letter, the Notes, each Collateral Assignment Document, all UCC-1 Financing Statements, all other documents directly related or incidental to said documents, the Loans or the Collateral, and all documents now or hereafter evidencing or securing the Obligations, contemplated hereby or delivered in connection herewith, in each case, as amended and or restated from time to time.

“Material Adverse Effect” means the determination by Administrative Agent, in its reasonable discretion, that a circumstance or event has had a material adverse effect on any one or more of the following: (a) the financial condition, business, properties, income, assets or prospects of the Borrower; (b) the ability of the Borrower to perform its obligations under this Agreement or the other Loan Documents; (c) the legality, validity or enforceability of this Agreement or the other Loan Documents; or (d) the rights and remedies of the Lenders pursuant to this Agreement or the other Loan Documents and applicable Law.

“Maximum Revolving Loan Amount” has the meaning set forth in Section 2.1 herein.

“Maximum Revolving Loan Commitment” means the aggregate Commitments of the Lenders. As of the date hereof, the Maximum Revolving Loan Commitment is Forty-Five Million and 00/100 ($45,000,000.00) US Dollars.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property that secures the repayment of a Mortgage Loan and, if applicable, the lien noted on the certificate of title for the structure that has been affixed to the real property described in the Mortgage.

“Mortgage Loan” means any loan originated by the Borrower and secured by a Mortgage.

“Mortgage Loan Account” means a deposit account owned by the Borrower and maintained with the Administrative Agent. For the avoidance of doubt, the Mortgage Loan Account can be the Deposit Account if the Borrower maintains only one deposit account with the Administrative Agent.

“Mortgage Loan Documents” means, with respect to each Mortgage Loan, the Mortgage Note, the Mortgage and, unless waived by the Administrative Agent, the other documents, instruments and certificates described on Exhibit F attached hereto, together with any other agreements, instruments and documents executed and/or delivered by an Obligor in connection with a Mortgage Loan.

“Mortgage Note” means, with respect to each Mortgage Loan, the promissory note made by the applicable Obligor with respect thereto in favor of the Borrower.

“Mortgaged Property” means the real property subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA Section §4001(a)(3), which covers employees of the Borrower or any ERISA Affiliate.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11 and which consent, waiver or amendment has been approved by the Required Lenders.

“Notes” means, collectively, (a) the revolving credit note of even date herewith made by the Borrower in favor of Needham, in its capacity as a Lender, in the principal amount of up to $45,000,000, and (b) each revolving credit note issued after the date hereof to any new Lender joining in this Agreement after the date hereof, each of which shall be in substantially the form attached hereto as Exhibit I.

“Obligations” means, collectively, with respect to the Borrower: (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Revolving Loan or the Revolving Line of Credit; (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; (c) all Hedging Obligations arising under Bank Hedging Contracts; and (c) all Bank Product Obligations; provided, however, that any Excluded Hedging Obligations shall be excluded from this definition.

“Obligor” means each mortgagor, borrower and guarantor obligated with respect to a Mortgage Loan.

“Patriot Act” means the Uniting (and) Strengthening America (by) Providing Appropriate Tools Required (to) Intercept (and) Obstruct Terrorism Act of 2001 and any regulations promulgated thereunder.

“Payment Date” means the first (1st) day of each calendar month, commencing with April 1, 2023, and the Expiration Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means, at any time, any Plan (including a Multiemployer Plan), the funding requirements of which (under ERISA §302 or Code §412) are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

“Permitted Distributions” means (a) any Distribution required to be made in order to maintain the Borrower’s qualification as a real estate investment trust pursuant to Section 856 of the Code, including pursuant to Section 857 of the Code, and (b) any other Distribution, provided (i) no Event of Default exists at the time of such Distribution and (ii) the Borrower is in compliance with the financial covenants set forth in Section 7 hereof for the most recently completed Fiscal Quarter, as determined on a pro forma basis as if such Distribution had been made on the first day of such Fiscal Quarter.

“Permitted Indebtedness” means each of the following: (a) the Obligations; (b) Debt secured by the Excluded Collateral; (c) any unsecured Debt that has no priority in right of payment over the Obligations, provided that at the time any such unsecured Debt is incurred (i) no Event of Default exists, (ii) the Borrower is in compliance with the financial covenants set forth in Section 7 hereof for the most recently completed Fiscal Quarter, as determined on a pro forma basis as if such Debt had been incurred on the first day of such Fiscal Quarter, and (iii) if such Debt is required to be rated, such Debt was assigned an investment grade credit rating from a nationally-recognized rating bureau or agency; and (d) Debt consisting of purchase money financing or capital leases to the extent such Debt does not exceed the lesser of (i) the cost of such assets or their fair market value at the time of acquisition, and (ii) the Threshold Amount in the aggregate at any time.

“Permitted Liens” means each of the following: (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar Liens arising by operation of Law in the ordinary course of the Borrower’s business; (ii) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) Liens in favor of Administrative Agent and its participants and assigns; (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) the rights of Obligors under the Mortgage Loans; (vi) Liens on the Excluded Collateral; (vii) the Liens listed on Exhibit H; and (viii) Liens securing Debt described in clause (d) of the definition of Permitted Indebtedness, provided that such Liens are or were given solely to secure the purchase price of the assets being financed or leased, do not extend to any other property or assets of the Borrower other than any proceeds of such property or assets, and are or were given at the time of acquisition of the assets.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability corporation, limited liability partnership, any government or any agency or political subdivision of any government, or any other entity or organization, including without limitation the Borrower.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, whether formal or informal and whether legally binding or not.

“Prime” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the rate reasonably established by Lender as its prime rate.

“Prime Rate” means Prime, minus one-quarter of one percent (0.25%).

“Prime Rate Loan” means any Revolving Loan, the rate of interest applicable to which is based upon the Prime Rate.

“Prohibited Transaction” means a transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Release” means without limitation, the presence, leaking, leaching, pouring, emptying, discharging, spilling, using, generating, manufacturing, refining, transporting, treating, or storing of Hazardous Substances at, into, onto, from or about property or the threat thereof, regardless of whether the result of an intentional or unintentional action or omission, and which is in violation of applicable Law.

“Reportable Event” shall mean, with respect to a Pension Plan: (a) any of the events set forth in ERISA Sections 4043(b) (other than a reportable event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations) or 4063(a) or the regulations thereunder, (b) an event requiring the Borrower or any ERISA Affiliate to provide security to a Pension Plan under Code §401(a)(29) and (c) any failure by the Borrower or any ERISA Affiliate to make payments required by Code §412(m).

“Repurchase Agreement” means, collectively, the Master Repurchase Agreement and Securities Contract dated as of July 21, 2021 between the Borrower and Churchill MRA Funding I LLC (as amended and/or restated from time to time) and any other similar mortgage repurchase facility entered into by the Borrower from time to time.

“Required Lenders” means, at any time when there are two (2) or fewer Lenders, all of such Lenders, and at any time when there are more than two (2) Lenders, Lenders (but excluding Defaulting Lenders) holding more than fifty percent (50.00%) of the outstanding Maximum Revolving Loan Commitment.

“Revolving Line of Credit” is defined in the recitals hereto.

“Revolving Loan” means each extension of credit made under the Revolving Line of Credit in accordance with the terms hereof and, as to each Lender, such Lender’s Share of each such extension.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means that certain Security Agreement, dated as of the date of this Agreement executed by the Borrower in favor of the Administrative Agent for the benefit of the Lenders.

“Share” means for each Lender a percentage determined by dividing such Lender’s Commitment at any time by the Maximum Revolving Loan Commitment, as reflected on Exhibit D hereto.

“Solvent” means the aggregate present fair saleable value of the Person’s assets is in excess of the total amount of such Person’s probable and existing liabilities as they become absolute and mature, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Threshold Amount” means $1,000,000.00.

“Unfunded Pension Liabilities” shall mean, with respect to any Pension Plan at any time, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, minus the fair market value of Pension Plan assets.

“UCC” means the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts, including all amendments thereto; except to the extent that the validity or perfection of any Lien or provisions regarding enforcement thereof requires application of the laws of a state other than the Commonwealth of Massachusetts.

“Welfare Plan” means any “welfare plan” as defined in Section 3(1) of ERISA that is subject to ERISA and that is applicable to employees of any of the Borrower or its Affiliates.

1.2               Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. Unless otherwise specified, all accounting terms shall refer to the Borrower.

Section 2

REVOLVING LINE OF CREDIT FACILITY

2.1               Revolving Loans. Prior to the Expiration Date and on the terms and conditions set forth in this Agreement, the Lenders severally agree to make Revolving Loans to the Borrower in such amounts as may be requested by the Borrower, provided that the principal balance outstanding under the Revolving Line of Credit shall not exceed the lesser of: (i)  the Maximum Revolving Loan Commitment, and (ii) the Borrowing Base (the lesser of (i) and (ii) being referred to herein as the “Maximum Revolving Loan Amount”). No Revolving Loans may be requested by the Borrower after the Expiration Date. The agreement of each Lender to make Revolving Loans hereunder shall be limited to such Lender’s Share of the Maximum Revolving Loan Commitment.

2.2               Advances. The Administrative Agent shall, on behalf of the Lenders, extend a Revolving Loan to the Borrower upon receipt of a Borrowing Request therefor, provided that: (i) no Event of Default exists at the time such Borrowing Request is submitted or at the time such Revolving Loan is to be extended; (ii) the principal balance outstanding under the Revolving Line of Credit, determined on a pro forma basis after giving effect to the advance of the requested Revolving Loan, will not exceed the Maximum Revolving Loan Amount; (iii) all applicable Borrowing Base Certificates required under this Agreement have been executed and timely delivered to the Administrative Agent; (iv) the aggregate outstanding principal balance of the Assigned Loans shall be at least equal to the principal balance outstanding under the Revolving Line of Credit, determined on a pro forma basis after giving effect to the advance of the requested Revolving Loan; and (vi) all requested Revolving Loans are otherwise made in accordance with the terms and conditions of this Agreement.

2.3               Interest Charges. Each Revolving Loan shall be a Prime Rate Loan and interest shall accrue at the greater of (i) Prime Rate, and (ii) the Floor and shall be payable on each Payment Date. Interest, fees and charges shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

2.4               Borrowing Procedures. The Borrower shall deliver a Borrowing Request to the Administrative Agent (which delivery may be made by electronic mail) no later than 10:00 a.m. (Boston time) on the day on which the Revolving Loan is desired to be funded. Any Borrowing Request delivered after 10:00 a.m. Boston time will be funded on the following Business Day. Each Borrowing Request shall be in substantially the form attached hereto as Exhibit 2.4.

2.5               Excess Advances.

(a)       If at any time the principal balance outstanding under the Revolving Line of Credit exceeds the Maximum Revolving Loan Amount, then within two (2) Business Days thereafter, the Borrower shall make a prepayment on the Revolving Loans in an amount at least equal to such excess. The Borrower’s obligation to comply with this Section 2.5(a) is automatic, and the Administrative Agent has no obligation to notify the Borrower that the principal balance outstanding under the Revolving Line of Credit exceeds the Maximum Revolving Loan Amount.

(b)       If at any time the principal balance outstanding under the Revolving Line of Credit exceeds the aggregate outstanding principal balance of the Assigned Loans, then the Borrower shall either (i) within two (2) Business Days thereafter, make a prepayment on the Revolving Loans in an amount at least equal to such excess, or (ii) within five (5) Business Days thereafter, deliver to the Administrative Agent Collateral Assignment Documents with respect to additional Assigned Loans having an aggregate outstanding principal balance at least equal to such excess. The Borrower’s obligation to comply with this Section 2.5(b) is automatic, and the Administrative Agent has no obligation to notify the Borrower that principal balance outstanding under the Revolving Line of Credit exceeds the aggregate outstanding principal balance of the Assigned Loans.

2.6               Optional Loan Prepayments; Termination. The Revolving Line of Credit is a revolving credit facility and in the absence of an Event of Default, the Borrower may borrow, repay and re-borrow amounts under the Revolving Line of Credit on the terms and conditions set forth in this Agreement. The Borrower may terminate this Agreement at any time prior to the Expiration Date without premium or penalty by delivering written notice thereof to the Agent at least ten (10) days prior to the proposed date of termination.

2.7               Application of Amounts Paid. Except as otherwise provided herein with respect to payments received during a Continuing Event of Default, upon the Administrative Agent’s receipt of any payments with respect to the Revolving Line of Credit, including without limitation any prepayments, the funds received shall be applied as follows: (i) first, to the reasonable costs, expenses and reasonable attorneys’ fees and expenses incurred and billed by the Administrative Agent, to the extent reimbursable by the Borrower hereunder; (ii) second, to default interest and late charges due hereunder, if any and under the other Loan Documents in accordance with each Lender’s Share thereof; (iii) third, to interest due hereunder and under the other Loan Documents in accordance with each Lender’s Share thereof; and (iv) fourth, to principal due hereunder and under the other Loan Documents in accordance with each Lender’s Share thereof.

2.8               Intentionally Omitted.

2.9               Security Interest. As security for the payment and performance of all Obligations, the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a continuing first priority (subject only to Permitted Liens) security interest in the Collateral.

(a)                Location of Records and Collateral. The Borrower shall keep the Collateral and records pertaining to Collateral at the locations set forth Exhibit 3.16 or, upon ten (10) days’ prior written notice to the Administrative Agent, at such other locations within the United States.

(b)                Perfection Matters. The Borrower authorizes the Administrative Agent to file all UCC financing statements, and amendments thereto and continuations thereof, deemed necessary by the Administrative Agent to perfect the Liens granted to Administrative Agent herein and hereby ratifies the filing of the same by the Administrative Agent prior to the date hereof. The Borrower agrees to take whatever other actions are reasonably requested by the Administrative Agent to perfect and continue the Administrative Agent’s security interest in the Collateral. The Collateral is and shall remain personal property even though all or any portion of the Collateral may hereafter become attached or affixed to real property.

(c)                Termination; Revival. At such time as the Obligations have been paid in full and the Lenders shall be under no further obligation to extend credit to or enter into credit arrangements with the Borrower under this Agreement or any other Loan Document, the security interests granted herein shall terminate and, at the expense of the Borrower, the Administrative Agent will release its Lien on, and will duly assign, transfer and deliver to the Borrower, such of the Collateral as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. To the extent that the Borrower makes a payment or other transfer to the Administrative Agent, or the Administrative Agent receives any payment of proceeds of Collateral, which is later invalidated, declared to be a fraudulent transfer or preference, set aside or required to be repaid under any bankruptcy law, other law or equitable principle, the Administrative Agent’s security interest in the Collateral shall be revived and continue as if the payment, transfer or proceeds had never been received by the Administrative Agent..

2.10             Records and Statement of Account(d). All Revolving Loans and interest thereon, and all default interest, late charges, fees and expenses shall be recorded in the books of the Administrative Agent and shall be deemed accurate and correct, absent manifest error. If the Administrative Agent provides the Borrower with a statement of account, such statement will be presumed complete and accurate, absent manifest error, and will be definitive and binding on the Borrower unless objected to with specificity by the Borrower in writing within thirty (30) days after receipt.

2.11              Additional Payments. All reasonable sums expended by the Administrative Agent or the other Lenders due to the Borrower’s failure to perform or comply with the Borrower’s obligations under this Agreement or any of the other Loan Documents may be charged by the Administrative Agent to the Revolving Line of Credit as a Revolving Loan.

2.12             Fees. The Borrower has agreed to pay to the Administrative Agent the following fees and costs with respect to the Revolving Line of Credit:

(a)                Fee Letter. The Borrower shall pay the fees described in the Fee Letter to the Administrative Agent on the date of this Agreement for the account of the Administrative Agent and the Lenders in accordance with their respective Shares.

(b)                Facility Unused Fee. The Borrower will pay the accrued Facility Unused Fee to the Administrative Agent for the account of the Lenders in accordance with their Shares, in arrears on (a) the 15th calendar day following the end of each calendar quarter (or if not a Business Day, the immediately preceding Business Day), (b) the Expiration Date, and (c) on the date that the Obligations are accelerated pursuant to the terms hereof. The Facility Unused Fee shall be deemed fully earned and nonrefundable on each date that it is due and payable.

(c)                Closing Costs. On the date of this Agreement the Borrower shall reimburse the Administrative Agent for all out of pocket fees and expenses incurred by the Administrative Agent in connection with associated with underwriting, negotiating, and closing the Revolving Line of Credit and the transactions contemplated in this Agreement, including all reasonable legal fees and expenses incurred to draft, negotiate, file, record and execute the Loan Documents, provided that the Borrower’s reimbursement obligations for such legal fees and expenses shall not exceed $75,000.

2.13             Net Payments; Taxes. All payments made by the Borrower to the Administrative Agent or any Lender pursuant to the Notes, this Agreement or any of the other Loan Documents will be made without set off, counterclaim or any other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein which result from or are allocable to the Notes or any other Loan Documents (collectively “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes (but excluding all taxes based on the gross receipts or revenues, net income or profits, or assets, of the Administrative Agent or any Lender as well as any franchise or similar taxes imposed by any jurisdiction on the Administrative Agent or any Lender), and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under the Notes or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in the Notes. The Borrower will indemnify and hold harmless the Lenders and reimburse the Lenders upon the Administrative Agent’s written request for such reimbursement, for the amount of any Taxes so levied or imposed and paid or withheld by the Borrower. All of the Borrower’s obligations under this Section 2.13 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

2.14             Maximum Interest Charges. All agreements between the Borrower and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable Law. As used herein, the term “applicable Law” shall mean the Law in effect as of the date hereof provided, however that in the event there is a change in the Law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new Law as of its effective date.

2.15             Increased Costs.

(a)                Increased Costs Generally. If any Change in Law shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated herein), and the result shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Revolving Loan (or of maintaining its obligation to make any such Revolving Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                All of the Borrower’s obligations under this Section 2.15 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

2.16             Increase in Commitments. At any time after the Closing Date, and assuming no Continuing Event of Default is then in existence, the Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request at any time or from time to time that the Maximum Revolving Loan Commitment be increased; provided that (a) the aggregate amount of each such increase shall not be less than $5,000,000 and the aggregate amount of all such increases shall not exceed $30,000,000, (b) each such request shall be deemed to be an offer to each Lender to increase its Commitment by its Share of the proposed increased amount and (c) each Lender, in its sole discretion, may either (A) agree to increase its Commitment by all or a portion of the offered amount or (B) decline to increase its Commitment. To the extent, the existing Lenders do not agree to increase the Maximum Revolving Loan Commitment to the amount requested by the Borrower, the Administrative Agent shall use commercially reasonably efforts to recruit additional financial institutions to become Lenders and provide additional Revolving Loans up to the Maximum Revolving Loan Commitment requested by the Borrower. In connection with any such increase, the Administrative Agent shall revise Exhibit D to reflect any corresponding adjustment to the Maximum Revolving Loan Commitment, each Lender’s Commitment and each Lender’s Share.

Section 2A

FUNDING PROVISIONS AMONG THE LENDERS

2A.1            Funding of the Revolving Loans. Following receipt of a Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Lender of the amount of the Lender’s Share of the Revolving Loan requested therein. Each Lender shall make the amount of its Share of the requested Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions precedent to funding set forth in this Agreement with respect to each such Borrowing Request, the Administrative Agent shall make all funds so received available to the Borrower either by: (i) crediting the Deposit Account with the amount of such funds; or (ii) wire transfer of such funds to the Borrower, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2A.2            Evidence of Obligations. The Revolving Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Revolving Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a Note or Notes, which shall evidence such Lender’s Share of the Revolving Loans in addition to such accounts or records. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2A.3            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the ratable account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in US Dollars and in immediately available funds not later than 2:00 p.m. on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Share of such payments in like funds as received by wire transfer to such Lender. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be. The Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or any other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

2A.4            Settlement of Revolving Loans. On Monday of each week (each a “Settlement Date”), the Administrative Agent shall review and reconcile all activities under the Revolving Line of Credit from the previous week through the close of the Administrative Agent’s internal processing on the Sunday immediately prior to such Settlement Date. By noon on each Settlement Date, the Administrative Agent shall notify the other Lenders by electronic correspondence of any difference between: (i) the outstanding balance of the Revolving Line of Credit allocable to each Lender based on such Lender’s Share (the “Lender Outstanding”); and (ii) each Lender’s Share of the then aggregate outstanding Revolving Loans to the Borrower. If any Lender’s Lender Outstanding exceeds such Lender’s Share of the then aggregate outstanding Revolving Loans, the Administrative Agent shall remit to such Lender the amount of such excess by 4:00 p.m. Boston time on such Settlement Date. If any Lender’s Lender Outstanding is less than such Lender’s Share of the then aggregate outstanding Revolving Loans, such Lender shall remit to the Administrative Agent the amount of such shortfall by 4:00 p.m. Boston time on such Settlement Date. All payments hereunder shall be made by wire transfer according to wiring instructions delivered by each party to the other party hereto in accordance with this Agreement.

2A.5            Settlement for Interest Payments and Fees. On a monthly basis, unless the Administrative Agent shall have exercised rights and remedies following the occurrence of a Continuing Event of Default as provided in Section 9 hereof, the Administrative Agent shall remit to each of the Lenders (other than a Defaulting lender) out of funds received by the Administrative Agent as interest on the Revolving Loans, such Lender’s Share of the aggregate interest payments received with respect to the Revolving Line of Credit. All such payments of interest to the Lenders shall be made on or about the fifth (5th) day of each month by wire transfer. Each Lender shall also be entitled to receive a pro rata share equal to its respective Share of any fees collected by the Administrative Agent and required to be shared among the Lenders pursuant to this Agreement (the “Shared Fees”). Payment of each Lenders’ Share of the Shared Fees shall be made by the Administrative Agent to the Lenders entitled to share in such Shared Fees by wire transfer on or about the fifth (5th) day of the calendar month following the receipt by the Administrative Agent of such Shared Fees from the Borrower.

2A.6            Sharing of Payments by Lenders During Continuing Event of Default. Notwithstanding anything herein to the contrary, during a Continuing Event of Default, monies to be applied to the Obligations, whether arising from payments by the Borrower, set-off or otherwise, or in connection with the disposition of or other realization with respect to the Collateral, shall be allocated as follows:

(a)                to payment of that portion of the Obligations constituting fees, indemnities, costs and expenses incurred by the Administrative Agent in connection with the Obligations;

(b)                to payment of that portion of the Obligations constituting fees due to the Lenders (excluding amounts relating to Bank Product Obligations), ratably among the Lenders in accordance with each Lender’s Share thereof;

(c)                to payment of that portion of the Obligations constituting interest due to the Lenders with respect to the Revolving Loans, ratably as among such Revolving Loans in accordance with the aggregate outstanding balances of such Revolving Loans at the time such monies are collected (excluding amounts relating to Bank Product Obligations), ratably among the Lenders in accordance with each Lender’s Share thereof;

(d)                to payment of that portion of the Obligations constituting outstanding unpaid principal on the Revolving Loans, ratably as among such Revolving Loans in accordance with the aggregate outstanding balances of such Revolving Loans at the time such monies are collected, ratably among the Lenders in accordance with each Lender’s Share thereof;

(e)                to all other Obligations, other than Bank Product Obligations, ratably among the Lenders in accordance with each Lender’s Share thereof; and

(f)                 to Bank Product Obligations, ratably among the Lenders in accordance with each Lender’s Share thereof.

2A.7            Funding by Lenders; Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the funding date of such a Borrowing Request that such Lender will not make available to the Administrative Agent such Lender’s Share of the Revolving Loan requested therein, the Administrative Agent may assume that such Lender has made such Share available on such date and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Share of the applicable Revolving Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Prime Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the appropriate Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

2A.8            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for its Share of any Revolving Loan to be made available by such Lender as provided in the foregoing provisions of this Section 2A, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Revolving Loan are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2A.9            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, are several and not joint or joint and several. The failure of any Lender to make any Revolving Loan, or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or to make its payment hereunder. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner. The Borrower acknowledges and agrees that each Lender is responsible only for the funding of its respective Share of any Revolving Loans hereunder and not for the funding or other performance requirements of any other Lender.

2A.10          Insufficient Funds. If at any time insufficient funds are received by or available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of the Revolving Loans then due hereunder, ratably among the parties entitled thereto in accordance with the Lenders’ Shares of the amounts due.

2A.11          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable hereunder and under the other Loan Documents at such time in excess of its Share thereof, or (b) Obligations owing (but not due and payable) hereunder and under the other Loan Documents at such time in excess of its Share, then such Lender shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans funded by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance their respective Shares. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring an interest in the Obligations pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2A.12          Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law: (i) that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in this Agreement, including as provided in the definition of “Required Lender”; (ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender or received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in the Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Administrative Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; (iii) the Defaulting Lender shall not be entitled to receive its Share of any Facility Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay the portion of any such Facility Unused Fee that otherwise would have been required to have been paid to that Defaulting Lender).

2A.13          Cure by Defaulting Lender. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans funded by the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Shares; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3

REPRESENTATION AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders the following as of the date of this Agreement and as of the date of each Revolving Loan:

3.1               Organization, Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has the corporate power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder, under each Loan Document to which it is a party, and is qualified to do business and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2               Corporate Authority, Validity. The making and performance of the Loan Documents are within the power and authority of the Borrower and have been duly authorized by all necessary corporate action. The making and performance of the Loan Documents do not and under present Law will not require any consent or approval of the Borrower’s shareholders or any other Person, do not and under present Law will not violate any Law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of the Borrower’s charter or by-laws, do not and will not result in any breach of any material agreement, lease or instrument to which the Borrower is a party, by which the Borrower is bound or to which any of the Borrower’s assets are or may be subject, and do not and will not give rise to any Lien upon any of such assets, except as contemplated herein or therein. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of any Loan Document to which it is a party or for the validity or enforceability thereof, except as expressly provided herein. Each Loan Document, when executed and delivered, will be the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except to the extent, if any, that such enforceability may be limited by equitable principles, whether applied in a court of law or equity, or by bankruptcy, insolvency and other laws affecting creditors’ rights generally.

3.3               Litigation. Except as disclosed in Exhibit 3.3, there are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting the Borrower or any of its assets before any court, government agency, or other tribunal which if adversely determined reasonably could be expected to have a Material Adverse Effect. If there is any disclosure in Exhibit 3.3, the status (including the tribunal, the nature of the claim and the amount in controversy) of each such litigation matter as of the date of this Agreement is set forth in Exhibit 3.3.

3.4               ERISA. The Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and, neither the Borrower nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in §4001 of ERISA) under which the Borrower or any ERISA Affiliate could have any withdrawal liability. Neither the Borrower nor any ERISA Affiliate, sponsors or maintains’ any Plan under which there is an accumulated funding deficiency within the meaning of §412 of the Code, whether or not waived. The aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by the Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan. The aggregate liability of the Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect. There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of the Borrower or any ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits. No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan

3.5               Financial Statements. The audited financial statements of the Borrower as of and for the Fiscal Year ended December 31, 2021, consisting of a balance sheets, statements of comprehensive income earnings, statements of changes in shareholders’ equity, statements of cash flows and the accompanying notes, furnished to the Administrative Agent in connection herewith, present fairly, in all material respects, the financial position and results of operations of the Borrower as of the dates and for the periods presented, in conformity with GAAP, are true, correct and complete in all material respects, and other than general economic and market conditions, no event has occurred subsequent to delivery of such financial statements that would constitute a material adverse change from the financial position and results of operations of the Borrower as reflected in such statements. There are no liabilities, fixed or contingent, which are not reflected in such financial statements, other than liabilities which are not required to be reflected in such balance sheets.

3.6               Not in Default, Judgments, Etc. No Event of Default exists. The Borrower has satisfied all material judgments and is not in default with respect to any material judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board bureau, agency, or instrumentality, domestic or foreign. The Borrower is not in default under any material Debt and the execution and delivery of this Agreement will not result in any default under any material Debt of the Borrower.

3.7               Taxes. The Borrower has filed all federal, state, local and foreign tax returns and reports which it is required by Law to file, and has paid all taxes, including wage taxes, assessments, withholdings and other governmental charges which are presently due and payable, other than those being contested in good faith by appropriate proceedings, if any. The tax charges, accruals and reserves on the books of the Borrower are adequate to pay all such taxes that have accrued but are not presently due and payable.

3.8               Permits and Licenses. The Borrower possesses all permits, licenses, franchises, trademarks, trade names, copyrights and patents necessary to the conduct of its business as presently conducted or as presently proposed to be conducted, except where the failure to possess the same would not have a Material Adverse Effect.

3.9               Compliance with Laws; No Approvals.

(a)                Compliance Generally. The Borrower is in compliance in all material respects with all Laws applicable to its business, the non-compliance with which could have a Material Adverse Effect.

(b)                Hazardous Wastes, Substances and Petroleum Products. The Borrower has received all permits and filed all notifications necessary to carry on its business; and is in material compliance in all respects with all Environmental Control Statutes. The Borrower has not given any written or oral notice, nor has it failed to give required notice, to the Environmental Protection Agency (“EPA”) or any state or local agency regarding any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by it or used in connection with the conduct of its business and operations. The Borrower has not received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute. To the best of the Borrower’s knowledge and belief, no real property owned or leased by the Borrower is in violation of any Environmental Laws and no Hazardous Substances are present on said real property in violation of applicable Law. The Borrower has not been identified in any litigation, administrative proceedings or investigation as a potentially responsible party for any liability under any Environmental Laws.

(c)                No Approvals. No authorizations, consents, approvals, orders, licenses, exemptions from, or filings, registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, instrumentality or other Governmental Authority is required in connection with the execution, delivery and performance by the Borrower of the Loan Documents. No authorizations, consents or approvals of any third party are required in connection with the execution, delivery and performance by the Borrower of the Loan Documents.

3.10           Solvency. The Borrower is now and, after giving effect to the extension of the Revolving Loans and the transactions contemplated by the Loan Documents, will be, Solvent. The Borrower is not (i) delinquent or claimed to be delinquent under any Debt, (ii) has never filed or had filed against it a petition for relief under any Debtor Relief Laws, or (iii) has never been the subject of any insolvency, liquidation, dissolution, or similar proceedings under any Debtor Relief Laws.

3.11             No Burdensome Agreements. Other than its obligation to distribute at least ninety percent (90%) of its taxable income annually to maintains its status as a real estate investment trust for federal income tax purposes, the Borrower is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation, which, in the judgment of its senior executive officers, has or is expected in the future to have a materially adverse effect on its operations, business, assets, liabilities or upon the ability of the Borrower to perform its obligations under the Loan Documents. The Borrower is not a party to any contract or agreement, which, in the judgment of its senior executive officers, has or is expected to have any materially adverse effect on its business, except as otherwise reflected in adequate reserves.

3.12             Title to Properties/Mortgage Loans. The Borrower has good title to all assets and properties reflected as being owned by it in the financial statements provided hereunder as well as to all assets and properties acquired since said date (except property disposed of since said date in the ordinary course of business), including without limitation, all Mortgage Loans and the related Mortgage Loan Documents. Except for the Permitted Liens, there are no Liens on any of the Borrower’s assets or properties. The Borrower has the right to and does enjoy peaceful and undisturbed possession under all material leases under which it is leasing property as a lessee. All such leases are valid, subsisting and in full force and effect, and none of such leases are in default, except where a default would not have a Material Adverse Effect.

3.13             Public Utility Holding Company, Investment Company. The Borrower is not a “public utility company” or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; or a “public utility” within the meaning of the Federal Power Act, as amended. The Borrower is not an “investment company” or an “affiliated person” of an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.14             Margin Stock. The Borrower is not now nor will it be engaged principally in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time).

3.15             Use of Proceeds. The Borrower will use the proceeds of each Revolving Loan for the origination of Mortgage Loans and for other working capital and general corporate purposes.

3.16             Business Locations. The Borrower’s chief executive offices, business locations, and locations of records concerning the Collateral are set forth on Exhibit 3.16 attached hereto.

3.17             Subsidiaries. Except as set forth on Exhibit 3.17 attached hereto, the Borrower has no Subsidiaries.

3.18             Books and Records. All books and records of the Borrower, including, but not limited to, minute books and books of account, fairly reflect all matters and transactions which should currently be reflected therein, all in accordance with GAAP, to the extent GAAP is applicable.

3.19             Intellectual Property. No material claim has been asserted and is pending by any Person with respect to the use by the Borrower of any Intellectual Property or challenging or questioning the validity, enforceability or effectiveness of any Intellectual Property or its rights therein necessary for the conduct of the business of the Borrower. To the knowledge of the Borrower, the conduct of the Borrower’s business does not infringe upon the intellectual property rights of any other Person.

3.20             Insurance. The properties of the Borrower are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. The Borrower does not maintain any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto. The certificates of insurance delivered to the Administrative Agent pursuant to this Agreement contain an accurate and complete description of all material policies of insurance owned or held by the Borrower as of the date hereof.

3.21             Patriot Act. The Borrower acknowledges and agrees that, pursuant to the Patriot Act, the Lenders may be required to obtain, verify and record information with respect to the Borrower and any of its Affiliates and the Borrower shall cooperate, and shall cause each of such Affiliates to cooperate, with the Lenders and provide the Lenders with all information that may be required in order to fulfill its obligations under the Patriot Act.

3.22             Disclosure Generally. The representations and statements made by the Borrower or on its behalf in connection with this Agreement and the Revolving Line of Credit, including representations and statements in each of the Loan Documents, do not and will not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the representations made not materially misleading. No written information, exhibit, report, brochure or financial statement furnished by the Borrower, or on its behalf, to the Administrative Agent or any of the Lenders in connection with this this Agreement and the Revolving Line of Credit or any Loan Document contains or will contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.23             Labor Matters. The Borrower is not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (a) no unfair labor practice complaint is pending against the Borrower, or to the best knowledge of the Borrower, threatened against it before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or to the best knowledge of the Borrower, threatened against it; (b) no strike, slowdown, labor dispute, lockout, work stoppage or other work disruption is in existence or threatened involving the Borrower; (c) to the best knowledge of the Borrower, no union representation effort or union organization activity is currently underway with respect to the employees of the Borrower; (d) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Borrower is pending or, to the knowledge of the Borrower, threatened; (e) the Borrower is not a party to, or otherwise bound by, any consent decree with, or citation by, any Government Authority relating to employees or employment practices; and (f) the Borrower is in material compliance with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the payment of wages to employees in accordance with the Fair Labor Standards Act and similar laws and rules, and the appropriate classification of persons as employees or contractors in accordance with applicable Law.

3.24             Acknowledgment. The Borrower acknowledges that the Lenders have entered into this Agreement in reliance upon the foregoing representations and warranties of the Borrower and that such representations and warranties are hereby deemed to be material. Except for any representation or warranty which expressly relates to a prior period of time and except as otherwise provided in any written notice provided by the Borrower to the Administrative Agent, each such representation and warranty shall be deemed to have been newly made and confirmed by the Borrower on each day that a Lender funds a Revolving Loan.

Section 4

CONDITIONS PRECEDENT

4.1               Closing. The obligation of the Administrative Agent and the Lenders to consummate the transactions contemplated hereby is subject to the fulfillment to the satisfaction of the Administrative Agent and the Lenders on the date hereof of the following conditions precedent (or the waiver thereof by the Administrative Agent and the Lenders):

(a)                Receipt of all of the agreements, documents, instruments, certificates and opinions listed or described on the Closing Agenda, each of which shall be in form and substance reasonably satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions and other documents as the Administrative Agent shall reasonably request.

(b)                The Borrower shall have established the Deposit Account and the Mortgage Loan Account and authorized the Administrative Agent to automatically debit the Mortgage Loan Account for payments due hereunder as and when due and payable.

(c)                The Borrower shall have established cash management and other treasury product services with the Administrative Agent, as reasonably required by the Administrative Agent.

(d)                The representations and warranties contained herein shall be true and accurate on and as of the date hereof, the Borrower shall have performed and complied with all covenants and conditions required herein to be performed or complied with by it on or prior to date hereof, and no Event of Default shall exist on the date hereof.

(e)                Payment of all invoiced fees payable to the Administrative Agent and the Lenders, including reasonable fees and disbursements of legal counsel for the Lender, and all invoiced reasonable out-of-pocket expenses incurred by the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents and the Administrative Agent’s credit underwriting of and due diligence with respect to the Borrower.

(f)                 No event or condition that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

4.2               Conditions to Revolving Loans. The Lenders’ several agreements to make any Revolving Loan under this Agreement is conditioned upon satisfaction of each of the following conditions precedent:

(a)                The Borrower shall have delivered a Borrowing Request to the Administrative Agent.

(b)                The Borrower shall have delivered to the Administrative Agent an executed Borrowing Base Certificate dated not more than thirty-one (31) days prior to the date of the Borrowing Request.

(c)                The Borrower shall be in compliance with all covenants, agreements and conditions in each Loan Document. Each representation and warranty contained in each Loan Document shall be true with the same effect as if such representation or warranty had been made on the date such Revolving Loan is made or issued, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

(d)                Immediately prior to and after giving effect to such transaction, no Event of Default shall exist.

(e)                No event or condition that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

Section 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that from and after the date hereof until all amounts due under the Loan Documents are paid in full, it shall:

5.1               Financial Statements and Reports. Furnish to the Administrative Agent the following financial statements, reports and information:

(a)                Annual Statements. As soon as available but not later than one hundred and twenty (120) days after the end of each Fiscal Year: (i) audited financial statements of the Borrower; (ii) a Covenant Compliance Certificate as of such Fiscal Year end based upon such financial statements, together with evidence reasonable satisfactory to the Administrative Agent that the Borrower is in compliance with the financial covenants set forth in Section 7 hereof. The audited statements shall be certified (without any qualification or exception) by Hoberman & Lesser, LLP or another independent registered public accounting firm reasonably acceptable to Administrative Agent. Such financial statements shall be accompanied by a report of such independent registered public accountant firm stating that, in the opinion of such firm, such financial statements present fairly, in all material respects, the financial position of the Borrower as of such Fiscal Year end, and the results of operations and the cash flows of the Borrower for the twelve-month period then ended in conformity with GAAP

(b)                Quarterly. Within forty-five (45) days after the end of each of the Borrower’s Fiscal Quarters: (i) a management prepared balance sheet, income statement and cash flow statement prepared in a manner consistent with past practice; and (ii) beginning with the Fiscal Quarter ending June 30, 2023, a Covenant Compliance Certificate as of the end of such Fiscal Quarter, based upon such financial statements, together with evidence reasonable satisfactory to the Administrative Agent that the Borrower is in compliance with the financial covenants set forth in Section 7 hereof. All such financial statements shall be in reasonable detail with appropriate notes and prepared in accordance with GAAP.

Financial statements required to be delivered pursuant to Section 5.1(a) and Section 5.1(b) shall be deemed to have been delivered to the Administrative Agent if such statements are filed with the Borrower’s periodic reports on Forms 10-K or 10-Q, as applicable, and such reports are available on the website of the SEC at http://www.sec.gov within the 120- and 45-day periods set forth therein.

(c)                Borrowing Base Certificate and Aging Report. Within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate, together with a data tape and aging report with respect to Mortgage Loan receivables, including, without limitation, a list of Mortgage Loans originated during such calendar month and a list of Mortgage Loans sold pursuant to the Repurchase Agreement during such calendar month.

(d)                Delinquency Report. Within forty-five (45) days after the end of each of the Borrower’s Fiscal Quarters, a delinquency report with respect to Mortgage Loan receivables.

(e)                Other Information. Such other information as shall be reasonably requested by any Lender from time to time.

5.2               Loan Payments. Pay all principal and interest due with respect to the Obligations at the times and places and in the manner provided by this Agreement and shall promptly pay when due all other amounts owing to the Lenders with respect to fees, commissions, charges, and other amounts as required by the Loan Documents.

5.3               Lenders’ Liens. Cooperate with the Administrative Agent in the perfection and continued perfection of the Administrative Agent’s security interests encumbering the Collateral, and, upon request of the Administrative Agent, do all things as are necessary or deemed advisable by the Administrative Agent with respect to such perfection and/or continued perfection.

5.4               Deposit Account / Mortgage Loan Accounts.

(a)                Maintenance / Authorization to Debt. Maintain the Deposit Account and the Mortgage Loan Account with the Administrative Agent. The Borrower authorizes the Administrative Agent to deposit the proceeds of all Revolving Loans into the Deposit Account. The Borrower further authorizes the Administrative Agent to debit the Deposit Account and Mortgage Loan Account for all amounts payable by the Borrower hereunder or under the other Loan Documents. Such authorization shall include but not be limited to amounts payable with respect to principal, interest, fees and expenses; provided that the Administrative Agent shall provide to the Borrower invoices for any such fees and expenses.

(b)                Cash Balances. Use best efforts to maintain average daily cash balances in the Deposit Account, the Mortgage Loan Account and other deposit accounts maintained by the Borrower and its Subsidiaries with the Administrative Agent during each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2023, in an aggregate amount at least equal to at least sixty-five percent (65%) of the Borrower’s average daily cash balances for such Fiscal Quarter maintained in all of the Borrower’s bank accounts, including, without limitation, Deposit Account, the Mortgage Loan Account and other deposit accounts maintained with the Administrative Agent.

(c)                Payments on Assigned Loans. (i) Instruct and cause the Obligor on each Assigned Loan originated by the Borrower after the date hereof to remit payments due thereunder to be made directly into the Mortgage Loan Account, commencing with payments due no later than sixty (60) days after the date on which such Assigned Loan becomes an Assigned Loan hereunder; and (ii) to the extent that payments on Assigned Loans originated prior to the date hereof are remitted to accounts maintained by the Borrower with Persons other than the Administrative Agent, cause such payments to be remitted from such accounts to the Mortgage Loan Account on at least a weekly basis.

5.5               Insurance. Obtain and maintain insurance with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts with such deductibles, and covering such terms and risks as are at all times consistent with industry practice for companies engaged in the same or similar businesses operating in the same or similar locations as the Borrower. All general liability and other liability policies with respect to the Borrower shall name Administrative Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policies shall contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent and shall name Administrative Agent as a loss payee thereunder as follows: “Needham Bank, its successors and assigns, as agent for the Lenders, as its interests may appear.” The Borrower shall use commercially reasonable efforts to have all policies of insurance provide for at least 30 days (or 10 days in the case of nonpayment of premiums) prior written notice to Administrative Agent of any modifications or cancellation of such policy. Notwithstanding the foregoing, the Administrative Agent and the Lenders acknowledge that the maintenance of insurance with respect to Mortgaged Property is the obligation of the applicable Obligor, and the Borrower’s obligations with respect to such insurance shall be solely to use commercially reasonable efforts to enforce the insurance requirements pursuant to the terms of the applicable Mortgage Loan Documents. Notwithstanding the foregoing, the Administrative Agent and the Lenders acknowledge that the maintenance of insurance with respect to Mortgaged Property is the obligation of the applicable Obligor, and the Borrower’s obligations with respect to such insurance shall be solely to use commercially reasonable efforts to enforce the insurance requirements pursuant to the terms of the applicable Mortgage Loan Documents.

5.6               Assignment of Recorded Loan Documents. No later than fifteen (15) Business Days after an Eligible Mortgage Loan becomes an Assigned Loan, deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that an assignment of recorded loan documents, in substantially the form attached as Annex C to the applicable Collateral Assignment, has been submitted for recording in the office in the jurisdiction in which each Mortgage Loan Document described therein was recorded. If such evidence is not provided with respect to a particular Assigned Loan within such 15-Business Day period, then such Assigned Loan shall cease to qualify as an Assigned Loan hereunder and shall remain so until such evidence is delivered.

5.7               Material Changes. Notify the Administrative Agent of any litigation, administrative proceeding, investigation, business development, or change in financial condition, to the extent same could reasonably be expected to result in a Material Adverse Effect, promptly following its receipt or discovery.

5.8               Other Information. Promptly following request by the Administrative Agent, such other information and reports regarding its operations, business affairs, prospects and financial condition as Administrative Agent may reasonably request.

5.9               Corporate Existence; REIT Qualification. Preserve its corporate existence and all material franchises, licenses, patents, copyrights, trademarks and trade names consistent with good business practice; and maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear expected, and maintain its qualification as a real estate investment trust pursuant to Section 856 of the Code.

5.10             ERISA.

(a)                Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the Borrower’s employees or any ERISA Affiliate; do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); not permit any event to occur as described in Section 4042 of ERISA or which may result in the imposition of a lien on its properties or assets; notify Administrative Agent in writing promptly after it has come to the attention of the Borrower’s senior management of the assertion or threat of any “reportable event” or other event described in Section 4042 of ERISA (relating to the soundness of a Plan) or the PBGC’s ability to assert a material liability against it or impose a lien on its, or any ERISA Affiliates’, properties or assets; and refrain from engaging in any Prohibited Transactions or actions causing possible liability under Section 5.02 of ERISA.

(b)                Deliver to the Administrative Agent all reports and forms filed with respect to all Plans, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA, and details of related information of a Reportable Event, promptly following each filing.

5.11             Compliance with Laws. Comply in all material respects with all Laws and regulations applicable to its business, the noncompliance with which reasonably could have a Material Adverse Effect.

5.12             Intentionally Omitted.

5.13             Payment of Debt; Payment of Taxes. Promptly pay and discharge (a) all of its Debt in accordance with the terms thereof; (b) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; (c) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as the Borrower first notifies Administrative Agent of its intention to do so, the Borrower shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in an Event of Default and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

5.14             Notice of Events. Promptly upon discovery of the occurrence of any one or more of the following events, the Borrower shall provide telephonic notice to the Administrative Agent (confirmed within three (3) Business Days by written notice), describing the event and all actions the Borrower proposes to take with respect thereto:

(a)                An Event of Default;

(b)                any default or event of default under a contract or contracts which could reasonably be expected to result in a Material Adverse Effect;

(c)                a default or event of default under or as defined in any evidence of or agreements for Debt on account of borrowed money in excess of the Threshold Amount in the aggregate, whether or not an event of default thereunder has been declared by any party to such agreement or any event which, upon the lapse of time or the giving of notice or both, would become an event of default under any such agreement or instrument or would permit any party to any such instrument or agreement to terminate or suspend any commitment to lend to the Borrower or to declare or to cause any such Debt to be accelerated or payable before it would otherwise be due;

(d)                the institution of, any material adverse determination in, or the entry of any default judgment or order or stipulated judgment or order in, any suit, action, arbitration, administrative proceeding, criminal prosecution or governmental investigation against the Borrower, which could reasonably be expected to result in a Material Adverse Effect;

(e)                the occurrence of an ERISA Event; and

(f)                 any change in any Law, including, without limitation, changes in tax Laws and regulations, which would reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Loan Documents.

5.15              Inspection Rights. At any time during regular business hours and as often as requested by the Administrative Agent, permit the Administrative Agent, or any authorized officer, employee, agent, or representative to examine and make abstracts from the Borrower’s records and books of account, wherever located and to conduct field examinations and to visit the Borrower’s properties; and to discuss the affairs, finances, and accounts of the Borrower with its chief executive officer, chief operating officer, chief financial officer or independent auditors; provided, however, that no such field examination shall be conducted during the period beginning on the first day of a Fiscal Quarter and ending on the second day following the Borrower’s filing of its quarterly report with the SEC on Form 10-Q for the immediately preceding Fiscal Quarter or the filing of its annual report with the SEC on Form 10-K for the immediately preceding Fiscal Year. If no Event of Default or Continuing Event of Default shall exist, the Administrative Agent shall be limited to conducting not more than two (2) field examinations annually. If there is an Event of Default or Continuing Event of Default in existence, the Administrative Agent shall have the right to conduct as many field examinations as it reasonably deems necessary. The Borrower shall reimburse the Administrative Agent for all costs and expenses incurred in connection with such examinations.

5.16             Generally Accepted Accounting Principles. Maintain its books and records at all times in accordance with GAAP, to the extent GAAP is applicable.

5.17             Compliance with Material Contracts. Comply in all material respects with all obligations, terms, conditions and covenants, as applicable, in all Debt applicable to it and all instruments and agreements related thereto, and all other instruments and agreements to which it is a party or by which it is bound or any of its properties is affected.

5.18             Further Assurances. Do such further acts and things and execute and deliver to the Administrative Agent such additional assignments, agreements, powers and instruments, as the Administrative Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement.

5.19             Intentionally Omitted.

5.20             Obligor Credit Files. Maintain and update credit files and legal files for each Mortgage Loan, and all Obligors under such Mortgage Loans, which shall contain, at a minimum, the name, address and contact information for each Obligor, the length and payment terms of each Mortgage Loan, a copy of the executed Mortgage Loan Documents, credit information on each Obligor, payment histories for each Mortgage Loan, all insurance information related to each Mortgage Loan and the Mortgaged Property securing each Mortgage Loan, and all taxes paid and/or due for each Mortgage Loan and the Mortgaged Property securing each Mortgage Loan.

5.21              Taxes. Use commercially reasonable efforts to enforce the Obligors’ obligations under the Mortgage Loans, including the obligation to pay all property taxes and other assessments that are due or may become due with respect to the Mortgaged Property securing such Mortgage Loans.

5.22              Indemnification. Indemnify the Lenders, their officers, directors, employees, agents, and affiliates (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless against any claim or cause of action arising out of or in connection with the Revolving Line of Credit, this Agreement or the other Loan Documents, unless such claim or cause of action was caused by the gross negligence, bad faith, or willful misconduct of any of the Indemnified Parties.

Section 6

NEGATIVE COVENANTS

The Borrower covenants and agrees that, from and after the date hereof and so long as any Revolving Loan remains outstanding or any other Obligation remains unpaid or outstanding, it shall not:

6.1               Merger, Consolidation. Without the Administrative Agent’s prior written consent, merge or consolidate with or into any entity or Person in a transaction or series of transactions unless the Borrower is the surviving legal entity.

6.2               Liens. Except for the Permitted Liens, create, assume or permit to exist any Lien on any of its property or assets, including without limitation the Collateral, whether now owned or hereafter acquired, or upon any income or profits therefrom.

6.3               Borrowing/Guaranties. Except for Permitted Indebtedness, incur any Debt other than the Obligations, or guaranty or otherwise in any way become or be responsible for Debt or obligations of any other Person, contingently or otherwise. The Borrower shall provide notice to the Administrative Agent promptly following the incurrence by the Borrower of any Permitted Indebtedness after the date hereof.

6.4               Margin Stock. Use or permit any proceeds of the Revolving Loans to either directly or indirectly, for any purpose, whether immediate, incidental or ultimate, buy or carry margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended from time to time.

6.5               Subsidiaries.

(a)                Permit any Subsidiary of the Borrower to engage in the business of originating or acquiring commercial loan products, unless such Subsidiary executes a guaranty of the Obligations in form and substance satisfactory to the Administrative Agent; provided that the foregoing shall not prevent any Subsidiary of the Borrower that is a “taxable REIT subsidiary” (as defined in the Code) from originating or acquiring Mortgage Loans.

(b)                Permit Urbane Capital, LLC or any Subsidiary of the Borrower formed or acquired after the date hereof to hold any of its cash in accounts maintained with any Person other than the Administrative Agent, unless Urbane Capital, LLC or such Subsidiary, as applicable, executes a guaranty of the Obligations in form and substance satisfactory to the Administrative Agent.

(c)                Permit the aggregate assets of the Borrower’s Subsidiaries to exceed twenty percent (20%) of the Borrower’s consolidated assets, unless one or more Subsidiaries of the Borrower executes a guaranty of the Obligations in form and substance satisfactory to the Administrative Agent such that the aggregate assets of the Borrower’s Subsidiaries that have not guaranteed the Obligations no longer exceeds twenty (20%) of the Borrower’s consolidated assets.

(d)                Permit the aggregate cash of the Borrower’s Subsidiaries to exceed $5,000,000 for more than sixty (60) consecutive days, unless one or more Subsidiaries of the Borrower executes a guaranty of the Obligations in form and substance satisfactory to the Administrative Agent such that the aggregate cash of the Borrower’s Subsidiaries that have not guaranteed the Obligations no longer exceeds $5,000,000.

(e)                Purchase or otherwise acquire all or substantially all of the voting equity securities of any Person or otherwise create or acquire any Subsidiary, if such transaction would result in the breach of the covenants set forth above in this Section 6.5

6.6               Transfer of Assets; Nature of Business. Sell, transfer, pledge, assign or otherwise dispose of any of its assets or discontinue, liquidate or change in any material respect any substantial part of its operations or business; provided, however, that the foregoing shall not prohibit (a) sales of Mortgage Loans under the Repurchase Agreement, (b) Permitted Liens, (c) subject to the Borrower’s compliance with Section 2.5, sales or other dispositions of Collateral in the ordinary course of business, or (d) subject to the Borrower’s compliance with Section 2.5, the Borrower’s acceptance of any amount in full satisfaction of any Mortgage Loan and releasing any Mortgaged Property from the Lien of any Mortgage in connection therewith. Upon written request of the Borrower, Administrative Agent will promptly execute and deliver such releases and other documents as may be reasonably required to evidence the release of the Administrative Agent’s Lien on, and will duly assign, transfer and deliver to the Borrower, as applicable, any assets or Collateral subject to any sale or other disposition made in compliance with this Section 6.6.

6.7               Accounting Change. Make or permit any change in financial accounting policies or financial reporting practices, except as permitted or required by GAAP or regulations of the SEC.

6.8               Transactions with Affiliates. Enter into any transaction (including, without limitation, the purchase, sale or exchange of property, the rendering of any services or the payment of management fees) with any Affiliate, except transactions in the ordinary course of, and pursuant to the reasonable requirements of its business, and in good faith and upon commercially reasonable terms.

6.9               Dividends and Redemptions. Except for Permitted Distributions, (a) pay or declare any dividends or other distributions, or (b) purchase, repurchase, redeem or otherwise acquire any of its stock or other equity interests.

6.10             Loans. Except in connection with the origination of Mortgage Loans in the ordinary course of the Borrower’s business, make or permit to exist any advances or loans to, to any Person.

6.11             Change in Business. Enter into any business that is materially different from the businesses in which it is engaged as of the Closing Date.

6.12             No Change in Name, Jurisdiction or Organizational Form. Without at least ten (10) days prior written notice to the Administrative Agent, (i) change its name, or (ii) change its state or form of organization.

6.13             No Sale-Leaseback. As seller and lessee, enter into any sale-and-leaseback or similar transaction with respect to the Collateral.

6.14             Intentionally Omitted.

6.15             Change of Fiscal Year or Accounting Methods. Shall not change its Fiscal Year or accounting methods without first giving the Administrative Agent at lease thirty (30) days prior written notice.

6.16              Anti-Terrorism Laws. Directly or indirectly, by operation of Law or otherwise (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Entity or Sanctioned Person, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Patriot Act or other Laws relating to terrorism or money laundering, (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in the Patriot Act or other Laws relating to terrorism and money laundering (and the Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming the Borrower’s compliance with this Section 6.16), or (iv) cause or permit any of the funds of the Borrower that are used to repay amounts due under the Loan Documents to be derived from any unlawful activity with the result that the making of any loans hereunder would be in violation of applicable Law, and cause each of its Affiliates, and owners of its equity securities not to, do any of the foregoing.

Section 7

FINANCIAL COVENANT(S)

7.1               Debt Service Coverage Ratio. The Borrower shall not permit the ratio of Adjusted EBITDA to Debt Service to be less than 1.40 to 1.0, as tested on a trailing-twelve-month basis at the end of each Fiscal Quarter, commencing with June 30, 2023.

7.2               Minimum Liquidity. The Borrower shall at all times maintain a sum of (a) cash, (b) cash equivalents and (c) availability under the Revolving Line of Credit equal to or greater than $10,000,000.

7.3               Asset Coverage. The Borrower shall at all times maintain Asset Coverage of at least 150%.

Section 8

DEFAULT

The Borrower shall be in default under this Agreement and all other Loan Documents if any one or more of the following events (each an “Event of Default”) occurs:

8.1               Payments. The Borrower fails to pay (i) any interest due with respect to the Obligations, or (ii) any principal or other Obligation, including, without limitation, the Hedging Termination Value under any Bank Hedging Contract, within five (5) Business Days of when due and payable.

8.2               Covenants. The Borrower fails to (a) comply with the reporting covenants set forth in Sections 5.1(a) or 5.1(b), the negative covenants in Section 6 or the financial covenants set forth in Section 7, or (b) observe or perform any non-monetary term, condition or covenant set forth in this Agreement, or any other Loan Document unless such breach is capable of cure and is cured to the satisfaction of the Lenders within thirty (30) days after the Borrower obtains knowledge of such breach, including, without limitation, as a result of the Borrower’s receipt of written notice of such breach from the Administrative Agent.

8.3               Representations, Warranties. Any representation or warranty made or deemed to be made by the Borrower herein, or in any Loan Document or in any exhibit, schedule, report or certificate delivered pursuant hereto or thereto, shall be or have been false, misleading or incorrect in any material respect.

8.4               Bankruptcy. The Borrower is dissolved or liquidated, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation Law or statute of any jurisdiction, has commenced against it any such proceeding which remains undismissed for a period of sixty (60) days, or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Borrower or any substantial part of the property of the Borrower is appointed, or if any such receivership or trusteeship continues undischarged for a period of sixty (60) days.

8.5               Loss, Theft or Damage. There shall occur any loss, theft, damage or destruction of any Collateral which loss is not fully insured, less applicable deductibles, and which would have a Material Adverse Effect.

8.6               Cross-Default; Cross Acceleration. (a) The Borrower shall fail to pay when due any amount in excess of the Threshold Amount on any Debt (other than the Obligations), (b) the maturity of any Debt in excess of the Threshold Amount shall have been accelerated, or any such Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof, or (c) there occurs under any Hedging Contract (other than any Bank Hedging Contract) an Early Termination Date (as defined in such Hedging Contract) resulting from (i) any event of default under such Hedging Contract as to which the Borrower is the Defaulting Party (as defined in such Hedging Contract) or (ii) any Termination Event (as defined in such Hedging Contract) under such Hedging Contract as to which the Borrower is an Affected Party (as defined in such Hedging Contract), and, in either case, the Hedging Termination Value payable by the Borrower in connection therewith exceeds the Threshold Amount.

8.7               Judgments. Any judgments against the Borrower or its assets or property in excess of the Threshold Amount remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days.

8.8               Attachments. Any material assets of the Borrower shall be subject to attachments, levies, or garnishments which have not been dissolved, bonded over or satisfied within thirty (30) days after service of notice thereof to the Borrower.

8.9               Change in Control. A Change in Control shall occur.

8.10             Security Interests. The Administrative Agent fails to have (a) a first priority lien on the Collateral (other than the Assigned Loans), subject to Permitted Liens, or (b) following the recording of an assignment of recorded documents in substantially the form attached as Annex C to the applicable Collateral Assignment, an enforceable first priority lien on the Assigned Loan described in such Collateral Assignment, subject to Permitted Liens.

8.11             Criminal Acts. The indictment the Borrower’s chief executive officer, chief operating officer or chief financial officer for a felony offense involving moral turpitude under federal or state Law.

8.12              Injunction. Entry of a court order that enjoins, restrains or in any way prevents the Borrower from conducting its business, or materially interferes with the ownership, use, occupation or management of any of its assets, which order has not been overturned, vacated or repealed within thirty (30) Business Days following its entry.

8.13             ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

8.14             Material Adverse Effect. The occurrence of any event that the Administrative Event determines, in its reasonable discretion, could have a Material Adverse Effect.

Section 9

REMEDIES

Upon the occurrence of a Continuing Event of Default, the Administrative Agent may in its discretion and shall if directed by the Required Lenders, without notice to the Borrower, at its option, take any or all of the actions set forth below:

9.1               Termination of Commitments. Declare the Commitment of each Lender to make Revolving Loans to be terminated, whereupon such Commitments shall be terminated.

9.2               Acceleration. Accelerate any or all of Obligations and declare such Obligations to be immediately due and payable (if not earlier demanded); provided that all Obligations shall be deemed to be automatically accelerated upon the occurrence of a Continuing Event of Default under Section 8.4 hereof.

9.3               Suit for Collection. Bring suit against the Borrower to collect the Obligations.

9.4               Other Remedies. Exercise any remedy available to the Administrative Agent hereunder or at Law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable Law.

9.5               Enforcement of Security Interests. Enforce and foreclose the Administrative Agent’s security interest in any of the Collateral without first enforcing any other Loan Document.

9.6               Notification of Obligors. Notify any or all Obligors under any or all of the Mortgage Loans to send payments due under such Mortgage Loans directly to the Administrative Agent, or its agent, designees or to a lock box account.

9.7               Appointment of Receiver. Seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the assets of the Borrower, including without limitation the Collateral and any reasonable costs and expenses incurred by the Administrative Agent in connection with such receivership shall bear interest at the Default Rate, and shall be secured by the Collateral.

9.8               Application of Cash. Collect and apply against the Obligations any cash in accounts maintained at the Administrative Agent, including, without limitation, all amounts held in Mortgage Loan Account, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to the Collateral, and prohibit the Borrower from accessing any funds held within any Mortgage Loan Account.

9.9               Other Rights and Remedies. Exercise any remedy available to the Administrative Agent all rights and remedies of a secured party under the UCC and such other rights and remedies as may be available hereunder or under the other Loan Documents, under other applicable Law or pursuant to contract. No remedy shall be exclusive of other remedies or impair the right of the Administrative Agent to exercise any other remedies.

The Borrower waives any and all rights it may have to require marshaling of its assets and/or claims.

If requested by the Administrative Agent, the Borrower will promptly assemble any Collateral (subject to any rights of the Obligors under the Mortgage Loans) and make it available to the Administrative Agent at a place to be designated by the Administrative Agent. The Borrower agrees that any notice by the Administrative Agent of the sale or disposition of any of the Collateral or any other intended action hereunder, whether required by applicable Law, the UCC or otherwise, shall constitute reasonable notice to the Borrower if the notice is mailed to the Borrower by regular or certified mail, postage prepaid, at least ten (10) days before the action to be taken. The Borrower shall be liable for any deficiencies in the event proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

Section 10

AGREEMENTS AMONG LENDERS

10.1             Appointment of Agent. Each of the Lenders hereby irrevocably appoints Needham to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2             Rights as a Lender. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3             Administrative Agent as Manager. The Revolving Line of Credit, the Revolving Loans and the Collateral shall be managed by the Administrative Agent for the benefit of the Lenders. All of the Collateral shall be held by or on behalf of the Administrative Agent for the benefit of the Lenders. The Administrative Agent shall have the right to administer the Loan Documents, to perform and enforce the terms thereof, to exercise all privileges and rights exercisable or enforceable by the Lenders thereunder, and to manage any accounts of the Borrower maintained with the Administrative Agent in connection therewith in accordance with the Administrative Agent’s reasonable discretion and in the exercise of its normal business judgment with respect to asset-based loans. The Administrative Agent shall not be liable to the Lenders for any action taken or omitted or for any error in judgment made or taken in good faith, except for direct consequences of its own gross negligence or willful misconduct.

10.4             Event of Default and Remedies. The Administrative Agent will notify the other Lenders within ten (10) Business Days of the Administrative Agent’s receipt of actual notice of an Event of Default under this Agreement. During a Continuing Event of Default under the Loan Documents, the Administrative Agent shall consult with the other Lenders to determine a course of action to be taken by the Lenders on account of such Continuing Event of Default. If the Lenders agree to a course of action, the Administrative Agent shall follow the course of action agreed by the Lenders. If the Lenders do not agree to a course of action, (i) the Lenders may elect to acquire each Non-Consenting Lender’s Share of the Revolving Loans and other Obligations in accordance with Section 12.10 or (ii) the Administrative Agent shall, upon written direction of the Required Lenders, exercise for the account of the Lenders any or all of the rights and remedies set forth in Section 9 of this Agreement or in the other Loan Documents.

10.5             Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent: (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Continuing Event of Default is in existence; (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, however that (i) the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender or until it otherwise has actual notice of such Default. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (ix) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.6             Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.7             Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective agent. The exculpatory provisions of this Section 10.7 shall apply to any such sub-agent and to the affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.8             Resignation/Removal of Administrative Agent.

(a)                The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date

(c)                With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.8). After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10.8 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.9             Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their related parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their related parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.10           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise to: (a) file and prove a claim for the whole amount of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent); and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11           Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section 10 or Section 14.7 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any related party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such related party, as the case may be, such Lender’s Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any related party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity.

Section 11

AMENDMENTS

11.1             Effectiveness of Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (i) waive any condition precedent set forth in Section 4 without the written consent of each Lender; (ii) extend or increase the Commitment of any Lender or require any Lender to participate in any increase in the Maximum Revolving Loan Commitment without the written consent of such Lender; (iii)  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; (iv) reduce the principal of, or the rate of interest specified herein on, any Revolving Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; (v) amend this Agreement so as to alter the definition of “Share” or the pro rata sharing of payments required hereby without the written consent of each Lender; (vi) change any provision of this Section 11 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; (vii) amend the definition of Borrowing Base or Eligible Mortgage Loan without the written consent of each Lender if such amendment would increase the amount available to be borrowed under the Revolving Line of Credit; (viii) change the definition of Expiration Date without the written consent of each Lender; (ix) release any material amount of the Collateral without the written consent of each Lender, except that the Administrative Agent may release its Lien on Collateral without the consent of the Required Lenders or any Lender as provided in Section 2.9(c) and Section 6.6; or (x) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of such Lender. Notwithstanding the foregoing limitations on amendments and waivers without the consent of all or all affected Lenders, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”.

11.2             Administrative Agent. No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

11.3            Defaulting Lender Rights. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Share of the Maximum Revolving Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 12

ASSIGNMENTS AND PARTICIPATIONS

12.1             Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section 12, (ii) by way of participation in accordance with the provisions of this Section 12, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of this Section 12, and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (h) of this Section 12 and, to the extent expressly contemplated hereby, the related parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2             Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans and other Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions: (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Loans and other Obligations at the time owing to it, no minimum amount need be assigned; and in any case, the aggregate amount of the commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Obligations of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement is delivered to the Administrative Agent shall not be less than $5,000,000.00, unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Obligations and the assigned Commitment; (iii) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless a Continuing Event of Default is in existence, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and (iv) the consent of the Administrative Agent and the Borrower shall be required for any assignment if such assignment is to a Person that is not a Lender or an affiliate of a Lender.

12.3             Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement in the form of Exhibit 12.3, together with a non-reimbursable processing and recordation fee in the amount of $3,500.00.

12.4             No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its affiliates, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons, (C) to any natural Person, or (D) to any hedge fund, private equity fund or other such Person not subject to financial and regulatory supervision by a state or federal agency; provided, however, unless a Continuing Event of Default is in existence or such assignment is to a Lender or an affiliate of a Lender, no such assignment shall be made without the Borrower’s prior written consent to: (1) any Person that is organized under the laws of a jurisdiction outside the United States or that otherwise increases the costs to the Borrower, including as a result of Section 2.13; or (2) is reasonably deemed by the Borrower to be a competitor of the Borrower (it being agreed that banks and their affiliates not be deemed competitors of the Borrower for such purposes).

12.5             Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans in accordance with its Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

12.6             Rights of Assignee. Subject to acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.

12.7             Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.8             Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitments and/or the Revolving Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.9             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.10           Replacement of Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender, the Borrower or the Required Lenders may, at the Borrower’s expense, upon notice to such Lender and to the Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender), provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and (iii) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything contained to the contrary in this Agreement or any other Loan Documents, no expenses incurred by a Defaulting Lender shall be subject to reimbursement from the Borrower.

Section 13

CONFIDENTIALITY

13.1             Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its affiliates, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.1, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its related parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.1 or (y) becomes available to the Administrative Agent, any Lender or any of their respective affiliates on a non-confidential basis from a source other than the Borrower.

13.2              Definition. For purposes of this Section 13, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 14

MISCELLANEOUS

14.1             Continuing Obligation to Cooperate. The Borrower agrees to execute and deliver to the Administrative Agent all such other and further instruments and documents and take or cause to be taken all such other and further action as the Administrative Agent may reasonably request in order to effect and confirm or vest more securely in the Administrative Agent all rights contemplated in this Agreement.

14.2             Amendments. This Agreement may be amended only as provided in Section 11.1 hereof.

14.3             Enforceability. If any provisions of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

14.4             Venue. The Borrower and the Lenders agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any federal or state court of the Commonwealth of Massachusetts.

14.5             No Waiver, Remedies Cumulative. No failure on the part of the Lenders to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All rights and remedies herein provided are cumulative and are in addition to any other remedies provided by Law, any Loan Document or otherwise.

14.6             Survival of Representations. All representations, warranties and covenants made herein shall survive the making of the Revolving Loans hereunder and the delivery of the Loan Documents and shall continue in full force and effect until the Obligations have been paid in full.

14.7             Indemnity. In addition to all other Obligations, the Borrower agree to defend, protect, indemnify and hold harmless the Administrative Agent, each Lender (other than a Defaulting Lender), and each of their respective affiliates, subsidiaries, officers, directors, employees, attorneys, accountants, consultants, agents and any controlling Persons (collectively the “Indemnified Parties” and each such party an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, obligations, penalties, fees, costs, expenses and settlement agreements, joint and several (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses) incurred by any of the Indemnified Parties, whether prior to or from and after the date hereof, as a result of or arising from or relating to any one or more of the following matters: (i) any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations; (ii) any suit, investigation, action or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with any of the Loan Documents and/or any of the Lenders furnishing of funds to the Borrower under this Agreement, regardless of whether any Indemnified Party is a party thereto; (iii) the preservation, administration and enforcement of the Administrative Agent’s or any Lender’s rights under the Loan Documents and applicable Law, including the reasonable fees to collect the outstanding Obligations, including but not limited to attorneys’ fees and disbursements, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral; and (iv) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense, any of which arise from an Indemnified Parties’ gross negligence or willful misconduct. All obligations for indemnification hereunder for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses shall be part of the Obligations, secured by the Collateral, and chargeable against the loan accounts of the Borrower. The indemnity herein shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of any Commitment, the repayment, satisfaction or discharge of the Obligations and termination of this Agreement.

14.8             Tax Obligations. If the Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral, the Lenders may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of payment by the Lenders until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. The Borrower agrees to pay and save the Lenders harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Revolving Loan, whether originally thought to be due or not. Administrative Agent shall notify the Borrower when it makes a payment under this Section 14.8, however, failure to give the Borrower such notice does not amend, modify or eliminate the Borrower’s obligation to pay such amount, pay interest at the Default Rate and include such payment as part of the Obligations. The Borrower’s obligation under this Section 14.8 shall survive the termination of this Agreement.

14.9             Reinstatement. Notwithstanding anything herein to the contrary, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Lenders in respect of the Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon the appointment of any receiver, assignee, intervener or conservator of, or trustee or similar official for, the Borrower or any substantial part of its properties, or otherwise, all as though such payments had not been made.

14.10           Notices. Any notice or other communication hereunder, or under any Loan Document, to any party hereto or thereto shall be in writing and shall be made by hand delivery, overnight delivery, registered or certified mail or electronic mail and shall be deemed to have been given or made when hand delivered, one (1) Business Day after being delivered to an overnight courier (all delivery fees prepaid), three (3) Business Days after having been deposited in the mails, postage prepaid or upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), in each case, addressed to the party at its address specified in Exhibit 14.10 (or at any other address that the party may hereafter specify to the other parties in writing).

14.11           Governing Law. This Agreement and all Loan Documents shall be deemed contracts made under the Laws of the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the Laws of said state (excluding its conflict of Laws provisions if such provisions would require application of the Laws of another jurisdiction).

14.12           Intentionally Omitted.

14.13           Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

14.14            Exhibits. The exhibits annexed hereto are the only exhibits to be annexed to this Agreement, and the material contained therein shall be incorporated herein.

14.15           Captions. The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

14.16           Powers. All powers of attorney granted to the Administrative Agent or to a Lender or the Lenders are coupled with an interest and are irrevocable.

14.17           Approvals. If this Agreement calls for the approval or consent of the Administrative Agent or the Lenders, such approval or consent may be given or withheld in the discretion of the Administrative Agent or the Lenders unless otherwise specified herein.

14.18           No Punitive Damages. No party hereto shall be liable to any other party hereto for any consequential, punitive or exemplary damages that arise from or are related to this Agreement or any of the Loan Documents, and each party hereby waives any right or claim to such damages.

14.19           Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.19.

14.20           The Borrower’s Officers and Agents. The Administrative Agent or the Lenders shall have the right to deal with any officer or other representative designated in writing by the Borrower with regard to all matters concerning the rights and obligations of the Lenders hereunder and pursuant to applicable Law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of such officers or representatives designated by the Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon the Borrower hereunder. The foregoing is a material inducement to the agreement of the Lenders to enter into the terms hereof and to consummate the transactions contemplated hereby.

14.21            Fiduciary and Representative Capacities. If a party hereto executes this Agreement in a fiduciary or representative capacity, only the estate or entity represented shall be bound by this Agreement, and the party executing this Agreement, and the shareholders, officers, directors, employees and beneficiaries of such party shall not be personally liable for any obligation, express or implied, hereunder.

14.22            Waiver of Certain Defenses. All rights of the Lenders and all obligations of the Borrower hereunder and under the Loan Documents shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of the Borrower, or any third party, other than payment and performance in full of the Obligations, unless otherwise agree to by the Lenders in writing.

14.23           No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Administrative Agent or the Lenders to the Borrower.

14.24           Lenders’ Rights. Nothing in this Agreement shall be deemed a waiver or prohibition of Lenders’ right of a banker’s lien, right of offset or right of setoff.

14.25           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “asset” shall be construed to the have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

14.26           Entire Agreement. This Agreement, the Notes issued hereunder and the other Loan Documents constitute the entire understanding of the parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit and Security Agreement to be duly executed as of the day and year first above written.

Sachem Capital Corp., as the Borrower

By:	/s/ John Villano
Name:	John Villano
Title:	CEO

Needham Bank, as the Administrative Agent

By:	/s/ Blake T. Bamford
Name:	Blake T. Bamford
Title:	Senior Vice President

Signature Page to Credit Agreement

lIST OF OMITTED EXHIBITS

Exhibit	Section Reference	Title
A.	1.1	Form of Borrowing Base Certificate
B.	1.1	Closing Agenda
C.	1.1	Form of Collateral Assignment of Mortgage Loan Documents
D.	1.1	Commitments and Shares
E.	1.1	Form of Covenant Compliance Certificate
F.	1.1	Mortgage Loan Documents
G.	1.1	Form of Joinder Agreement
H.	1.1	Permitted Liens
I.	1.1	Form of Revolving Credit Note
2.4	2.4	Form of Borrowing Request
3.3	3.3	Litigation
3.16	3.16	Business Locations/Collateral Locations
3.17	3.17	Subsidiaries
12.3	12.3	Form of Assignment and Assumption Agreement
14.10	14.10	Notice Addresses